Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-207876 on Form S-3 and Registration Statements No. 333-204076 and No. 333-199508 on Form S-8, of our report dated March 4, 2016, relating to the consolidated and combined financial statements of Atara Biotherapeutics, Inc. and its subsidiaries (collectively, the “Company”) appearing in the Annual Report on Form 10-K of Atara Biotherapeutics, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 4, 2016